Exhibit 10.1

State National Companies, Inc.
2015 Cash Incentive Plan

1.                                      PURPOSE

This Plan is intended to foster and promote the long-term financial success of State National Companies, Inc. and its Affiliates (the “Company Group”); to reward performance and to increase shareholder value by providing Participants appropriate incentives and rewards; to enable the Company Group to attract and retain the services of outstanding individuals upon whose judgment, interest and dedication the successful conduct of the Company Group’s businesses are largely dependent; and to align the interests of management and directors with that of the Company’s shareholders.

2.                                      DEFINITIONS

(a)                                 “Affiliate” means any entity (whether a corporation, partnership, joint venture or other form of entity) that directly, or indirectly through one or more intermediaries, controls, or is controlled by or is under common control with, the Company.

(b)                                 “Award” means a cash-based incentive award granted under the Plan.

(c)                                  “Award Agreement” means a written or electronic agreement evidencing and setting forth the terms of an Award.

(d)                                 “Board of Directors” means the board of directors of the Company.

(e)                                  “Cause” means, with respect to the termination of a Participant by the Company or another member of the Company Group, that such termination is for “Cause” as such term (or word of like import) is expressly defined in a then-effective written employment or other agreement between the Participant and the Company or such other member of the Company Group.  In the absence of such then-effective written agreement and definition, “Cause” means, unless otherwise specified in the applicable Award Agreement, with respect to a Participant:

(i)                                                       a material breach by the Participant of the Participant’s duties and obligations that remains uncured following thirty (30) day’s prior written notice from the Company to the Participant identifying in reasonable detail the nature of any such material breach, including but not limited to gross negligence in the performance of his duties and responsibilities;

(ii)                                                    willful misconduct by the Participant that in the reasonable determination of the Board of Directors or Committee has caused or is likely to cause material injury to the reputation or business of the Company;

(iii)                                                 any act of fraud, material misappropriation or other dishonesty by the Participant; or

(iv)                                                Participant’s conviction of a felony.

A Participant shall be considered to have been discharged for Cause if the Company determines within 30 days after his resignation or discharge that discharge for Cause was warranted.

(f)                                   “Change of Control” means the first to occur of any of the following events:

(i)                                                       any “Person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), except for any of the Company’s employee benefit plans, or any entity holding the Company’s voting securities for, or pursuant to, the terms of any such plan (or any trust forming a part thereof) (the “Benefit Plan(s)”), is or becomes the beneficial owner, directly or indirectly, of (Y) the Company’s securities representing 30% or more of the combined voting power of the Company’s then outstanding securities or (Z) 90% or more of the Company’s operating assets, other than pursuant to a transaction excepted in Clause (ii);

(ii)                                                    the consummation of a merger, consolidation, or other reorganization of the Company, unless:

1.                                 under the terms of the agreement providing for such merger, consolidation, or reorganization, the shareholders of the Company immediately before such merger, consolidation, or reorganization, will own, directly or indirectly immediately following such merger, consolidation, or reorganization, at least 51% of the combined voting power of the outstanding voting securities of the Company resulting from such merger, consolidation, or reorganization (the “Surviving Company”) in substantially the same proportion as their ownership of the voting securities immediately before such merger, consolidation, or reorganization;

2.                                 the individuals who were members of the Board immediately prior to the execution of such agreement constitute at least a majority of the members of the board of directors of the Surviving Company after such merger, consolidation, or reorganization; and

3.                                 no Person (other than (A) the Company or any subsidiary of the Company, (B) any Benefit Plan, (C) the Surviving Company or any subsidiary of the Surviving Company, (D) the Ledbetter Group or any member of the Ledbetter Group; or (E) any Person who, immediately prior to such merger, consolidation, or reorganization had beneficial ownership of 51% or more of the then outstanding voting securities) will have beneficial ownership of 51% or more of the combined voting power of the Surviving Company’s then outstanding voting securities;

(iii)                                                 during any period of two consecutive years, individuals, who at the beginning of such period, constituted the Board cease for any reason to constitute at least a majority of the Board unless the election, or the nomination for election by the Company’s shareholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

Notwithstanding Clause (i), a Change of Control shall not be deemed to have occurred if a Person becomes the beneficial owner, directly or indirectly, of the Company’s securities representing 51% or more of the combined voting power of the Company’s then outstanding securities solely as a result of an acquisition by the Company of its voting securities which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person to 51% or more of the combined voting power of the Company’s then outstanding securities; provided, however, that if a Person becomes a beneficial owner of 51% or more of the combined voting power of the Company’s then outstanding securities by reason of share purchases by the Company and shall, after such share purchases by the Company, become the beneficial owner, directly or indirectly, of any additional voting securities of the Company (other than as a result of a stock split, stock dividend or similar transaction), then a Change of Control of the Company shall be deemed to have occurred with respect to such Person under Clause (i).  In no event shall a Change of Control of the Company be deemed to occur by virtue of the acquisition of the Company’s securities by one or more Benefit Plans and/or members of the Ledbetter Group.

Notwithstanding the foregoing, however, in any circumstance or transaction in which compensation resulting from or in respect of an Award would result in the imposition of an additional tax under Code section 409A if the foregoing definition of “Change of Control” were to apply, but would not result in the imposition of any additional tax if the term “Change of Control” were defined herein to mean a “change in control event” within the meaning of Treasury Regulation Section 1.409A-3(i)(5), then “Change of Control” shall mean a “change in control event” within the meaning of Treasury Regulation Section 1.409A-3(i)(5), but only to the extent necessary to prevent such compensation from becoming subject to an additional tax under Code section 409A.

(g)                                  “Code” means the Internal Revenue Code of 1986, as amended.

(h)                                 “Committee” means the Compensation Committee of the Board of Directors or any successor thereto or any other committee designated by the Board of Directors to assume the obligations of the Committee hereunder.

(i)                                     “Company” means State National Companies, Inc., a corporation organized under the laws of Delaware, and its successors.

(j)                                    “Covered Employee” means an Employee who is, or is determined by the Committee may become, a “covered employee” within the meaning of Code section 162(m).

(k)                                 “Date of Grant” means the date when the Company completes the corporate action necessary to create the legally binding right constituting an Award.

(l)                                     “Disability” means an individual is unable to perform substantially all of his duties as an Employee for a continuous period of 180 days, by reason of physical or mental illness or accident, in the Company’s reasonable discretion.

(m)                             “Employee” means any person employed by the Company or an Affiliate.  Directors who are employed by the Company or an Affiliate shall be considered Employees under the Plan.

(n)                                 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(o)                                 “Good Reason” means with respect to an individual the occurrence of any of the following events, except for the occurrence of such an event in connection with the termination or reassignment of Employee by the Company for Cause: (A) a material reduction by the Company of Employee’s base salary; (B) a material reduction in Employee’s authority, duties and responsibilities; or (C) the Company’s requiring Employee to be based anywhere other than within 50 miles of Employee’s office location as of the Date of Grant except for requirements of reasonably required travel on the Company’s business.

(p)                                 “Ledbetter Group” (individually, a “member of the Ledbetter Group”) means and includes Lonnie Ledbetter, Terry Ledbetter, their respective spouses and descendants (including adopted children) and/or entities controlled by any of such individuals, spouses or descendants (including adopted children) that are the primary beneficiaries or owners (e.g., corporation, limited liability companies, partnerships or trusts).

(q)                                 “Participant” means any person who holds an outstanding Award.

(r)                                    “Performance Criteria” means the criteria the Committee selects for purposes of establishing the Performance Goal or Performance Goals for a Participant for a Performance Period.  The Performance Criteria that may be used to establish Performance Goals in the case of a Qualified Performance-Based Award are limited to the following:

(i)                                                       appreciation in and/or maintenance of share price;

(ii)                                                    assets;

(iii)                                                 book value;

(iv)                                                book value per share;

(v)                                                   business expansion goals;

(vi)                                                business retention goals;

(vii)                                             cash flow or cash flow per share (before or after dividends);

(viii)                                          cash flow return on investment; improvement in or attainment of expense levels or working capital levels;

(ix)                                                combined ratio;

(x)                                                   credit ratings;

(xi)                                                customer/client satisfaction;

(xii)                                             debt reductions;

(xiii)                                         earnings (including net earnings, earnings before taxes, earnings before interest and taxes or earnings before interest, taxes, depreciation and amortization);

(xiv)                                         earnings per share;

(xv)                                            economic value-added models or equivalent metrics;

(xvi)                                         employee satisfaction;

(xvii)                                      goals related to acquisitions or divestitures;

(xviii)                                   goals related to information technology;

(xix)                                         goals related to supervision of litigation;

(xx)                                            implementation, completion or attainment of measurable objectives with respect to research, development, products or projects, or recruiting or maintaining personnel;

(xxi)                                         investment income;

(xxii)                                      market capitalization;

(xxiii)                                   market penetration or market share;

(xxiv)                                  net sales;

(xxv)                                     net and gross underwriting results;

(xxvi)                                  net income (before or after taxes);

(xxvii)                               new annualized premiums;

(xxviii)                            operating income (before or after taxes);

(xxix)                                  operating margins, gross margins or cash margin;

(xxx)                                     pre- or after-tax income (before or after allocation of corporate overhead and bonus);

(xxxi)                                  premiums collected;

(xxxii)                               profits (gross or net);

(xxxiii)                            reductions in costs;

(xxxiv)                           regulatory achievements;

(xxxv)                              return on assets or net assets;

(xxxvi)                           return on capital or equity;

(xxxvii)                        revenue;

(xxxviii)                     revenue growth or product revenue growth;

(xxxix)                           shareholder equity;

(xl)                                                statutory earnings;

(xli)                                             total shareholder return;

(xlii)                                          underwriting margin; or

(xliii)                                       year-end cash.

Depending on the Performance Criteria used to establish such Performance Goals, the Performance Goals may be: (i) expressed on a corporate-wide basis or with respect to one or more Affiliates, business units, divisions, subsidiaries or business segments or any combination thereof; (ii) in either absolute terms or relative to the performance of one or more comparable companies or an index covering multiple companies; (iii) be absolute or based on change in the Performance Criteria over a specified period of time and such change may be measured based on an arithmetic change over a specified period (e.g., cumulative change or average change), or percentage change over a specified period (e.g., cumulative percentage change, average percentage change or compounded percentage change), (v) be based on GAAP or non-GAAP calculations; or (vi) any combination of the foregoing.  The Committee shall establish Performance Goals for each Performance Period prior to, or as soon as practicable after, the commencement of such Performance Period.  The Committee, in its discretion, may, within the time prescribed by Code section 162(m) in the case of a Qualified Performance-Based Award, adjust or modify the calculation of Performance Goals for such Performance Period in order to prevent the dilution or enlargement of the rights of Participants (i) in the event of, or in anticipation of, any unusual or extraordinary corporate item, transaction, event, or development, or (ii) in recognition of, or in anticipation of, any other unusual or nonrecurring events affecting the Company, or the financial statements of the Company, or in response to, or in anticipation of, changes in applicable laws, regulations, accounting principles, or business conditions.

(s)                                   “Performance Goals” means the goals established in writing by the Committee for the Performance Period based upon the Performance Criteria.  The Committee shall establish

Performance Goals for each Performance Period prior to, or as soon as practicable after, the commencement of such Performance Period.

(t)                                    “Performance Period” means the designated period during which the Performance Goals must be satisfied with respect to the Award to which the Performance Goals relate.

(u)                                 “Plan” means this State National Companies, Inc. 2015 Cash Incentive Plan.

(v)                                 “Qualified Performance-Based Award” means an Award that is intended to qualify as “qualified performance-based compensation” within the meaning of Code section 162(m) and is designated as a Qualified Performance-Based Award pursuant to Section 5 hereof.

(w)                               “Termination of Service” shall mean the termination of employment of an Employee by the Company and all Affiliates.  A Participant’s service shall not be deemed to have terminated because of a change in the entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s service.  Furthermore, a Participant’s service with the Company Group shall not be deemed to have terminated if the Participant takes any military leave, sick leave, or other bona fide leave of absence approved by the Company or an Affiliate;  provided, however, that if any such leave exceeds 90 days, on the 91st day of such leave the Participant’s service shall be deemed to have terminated unless the Participant’s right to return to service with the Company Group is guaranteed by statute or contract.  Unless the Participant’s leave of absence is approved by the Committee, a Participant’s service shall be deemed to have terminated upon the entity for which the Participant performs service ceasing to be an Affiliate (or any successor).  Subject to the foregoing, the Company, in its discretion, shall determine whether a Participant’s service has terminated and the effective date of such termination.

3.                                      ADMINISTRATION

The Committee shall administer the Plan.  The Committee shall consist of two or more disinterested directors of the Company, who shall be appointed by the Board of Directors.  A member of the Board of Directors shall be deemed to be “disinterested” only if he satisfies (i) such requirements as the Securities and Exchange Commission may establish for non-employee directors administering plans intended to qualify for exemption under Rule 16b-3 (or its successor) under the Exchange Act; and (ii) such requirements as the Internal Revenue Service may establish for outside directors acting under plans intended to qualify for exemption under Code section 162(m)(4)(C).

(a)                                 General.  Except as specified herein, the Committee shall have the sole and complete authority to:

(i)                                                       determine the individuals to whom Awards are granted, which shall be limited to (A) corporate officers; and (B) executive managers in the Company’s Lender Services and Program Services segments at or above the level of Executive Vice President, Senior Vice President and Vice President;

(ii)                                                    types and amounts of Awards to be granted and the time of all such grants;

(iii)                                                 determine the terms, conditions and provisions of, and restrictions relating to, each Award granted;

(iv)                                                interpret and construe the Plan and all Award Agreements;

(v)                                                   prescribe, amend and rescind rules and regulations relating to the Plan;

(vi)                                                determine the content and form of all Award Agreements;

(vii)                                             determine all questions relating to Awards under the Plan, including whether any conditions relating to an Award have been met;

(viii)                                          consistent with the Plan and with the consent of the Participant, as appropriate, amend any outstanding Award or Award Agreement, provided that the Committee shall not have any discretion or authority to make changes to any Award that is intended to qualify as a Qualified Performance-Based Award to the extent that the existence of such discretion or authority would cause such Award not to so qualify;

(ix)                                                determine the duration and purpose of leaves of absence that may be granted to a Participant without constituting termination of the Participant’s employment for the purpose of the Plan or any Award;

(x)                                                   maintain accounts, records and ledgers relating to Awards;

(xi)                                                maintain records concerning its decisions and proceedings;

(xii)                                             employ agents, attorneys, accountants or other persons for such purposes as the Committee considers necessary or desirable; and

(xiii)                                          do and perform all acts which it may deem necessary or appropriate for the administration of the Plan and to carry out the objectives of the Plan.

The Committee’s determinations under the Plan shall be final and binding on all persons.

(b)                                 Award Agreement.  Each Award shall be evidenced by an Award Agreement containing such provisions as may be approved by the Committee.  Each Award Agreement shall constitute a binding contract between the Company and the Participant, and every Participant, upon acceptance of the Award Agreement, shall be bound by the terms and restrictions of the Plan and the Award Agreement.  The terms of each Award Agreement shall be in accordance with the Plan, but each Award Agreement may include such additional provisions and restrictions determined by the Committee, in its discretion, provided that such additional provisions and restrictions are not inconsistent with the terms of the Plan.  In particular, and at a minimum, the Committee shall set forth in each Award Agreement: (i) the applicable

Performance Goals; (ii) the applicable Performance Period; and (iii) the amount that will be payable if all of the Performance Goals and other requirements are achieved during the Performance Period (subject to adjustment in accordance with the terms of the Plan).  The Chairman of the Committee and such other directors and officers as shall be designated by the Committee is hereby authorized to execute Award Agreements on behalf of the Company and to cause them to be delivered to the recipients of Awards.

(c)                                  Delegation.  The Committee in its sole discretion and on such terms and conditions as it may provide may delegate all or any part of its authority and powers under the Plan to one or more members of the Board of Directors and/or officers of the Company; provided, however, that the Committee may not delegate its authority or power with respect to the selection for participation in this Plan of an officer or other person subject to Section 16 of the Exchange Act or decisions concerning the timing, pricing or amount of an Award to such an officer or person.

4.                                      AWARDS

(a)                                 Grant of Awards.  Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant Awards to Participants in such amounts and upon such terms as the Committee may determine.  The Committee may grant Awards that are payable based on the attainment of one or more specified Performance Goals, with or without additional service requirements, as established by the Committee in its discretion.  Any Awards that are intended to constitute Qualified Performance-Based Awards are also subject to the requirements of Section 5 hereof.

(b)                                 Maximum Awards.  The maximum amount of any Award to any Participant with respect to a Performance Period of one calendar year or less shall be $5,000,000.  The maximum amount of any Award to any Participant with respect to a multi-year Performance Period shall be the product of $5,000,000 multiplied by the number of years in the Performance Period.

(c)                                  Adjustments and Modifications.  Unless otherwise determined by the Committee at the time an Award is granted, the Committee shall have the authority to specify adjustments or modifications to be made to the calculation of any applicable Performance Goals based on and in order to appropriately reflect the following events: (i) asset write-downs; (ii) litigation or claim judgments or settlements; (iii) the effect of changes in tax laws, accounting principles, or other laws or regulatory rules affecting reported results; (iv) any reorganization and restructuring programs; (v) extraordinary nonrecurring items as described in Accounting Standards Codification Topic 225-20 (or any successor pronouncement thereto) and/or in Management’s Discussion and Analysis of Financial Condition and Results of Operations appearing in the Company’s Annual Report on Form 10-K for the applicable year; (vi) acquisitions or divestitures and the related costs and expenses; (vii) any other specific, unusual or nonrecurring events, or objectively determinable category thereof; (viii) foreign exchange gains and losses; (ix) discontinued operations and nonrecurring charges; and (x) a change in the Company’s fiscal year, provided that the exercise of such authority at such time would not cause any Qualified Performance-Based Award to fail to qualify as “performance-based compensation” under Code section 162(m).  The determination of the Committee as to the foregoing adjustments and modifications, if any, shall be conclusive and binding on all Participants and other parties.  By accepting an Award, under this Plan, a Participant agrees to any adjustments or modifications to the Award made pursuant to this Section without further consideration or action.

(d)                                 Payment of Awards.  Payment, if any, with respect to an Award shall be made in cash.

(e)                                  Effect of Termination of Employment.  The Committee shall determine the extent to which a Participant shall have the right to receive payment for Awards, if any, following termination of the Participant’s employment with the Company or any Affiliate or Subsidiary, as the case may be.  Such provisions shall be determined in the sole discretion of the Committee, such provisions may be included in the applicable Award Agreement entered into with each Participant, but need not be uniform among all Awards issued pursuant to the Plan, and may reflect distinctions based on the reasons for termination.  Unless otherwise provided in the applicable Award Agreement, then subject to Section 4(f) below, if a Participant has a Termination of Service prior to the end of a Performance Period, any Award for that Performance Period shall be forfeited unless the Participant’s Termination of Service is due to death, Disability, termination without Cause or resignation for Good Reason, in which case the Award shall not be forfeited, but the amount otherwise payable under the Award based upon the actual attainment of the Performance Goals for the Performance Period shall be prorated based upon the total number of days during the Performance Period prior to such Termination of Service in relation to the total number of days during the Performance Period.

(f)                                   Effect of a Change of Control.  The Committee shall determine the extent to which a Participant shall have the right to receive payment for Awards, if any, following a Change of Control. Such provisions shall be determined in the sole discretion of the Committee, and included in the applicable Award Agreement entered into with each Participant, but need not be uniform among all Awards issued pursuant to the Plan.  Unless otherwise provided in the applicable Award Agreement, in the event of a Change of Control prior to the end of a Performance Period, the Awards for that Performance Period shall vest upon the Change of Control based upon the assumed attainment of the “Target” Performance Goals for the Performance Period and shall be paid within 90 days following the Change of Control, and the remaining Awards that do not vest shall be forfeited.

5.                                      QUALIFIED PERFORMANCE-BASED AWARDS

(a)                                 Purpose.  The purpose of this Section 5 is to provide the Committee the ability to grant Awards that constitute Qualified Performance-Based Awards.  If the Committee, in its discretion, decides to grant to a Covered Employee an Award that is intended to constitute a Qualified Performance-Based Award, the provisions of this Section 5 shall control over any contrary provision contained herein; provided, however, that the Committee may grant Awards to Covered Employees that are based on Performance Criteria or Performance Goals that do not satisfy the requirements of this Section 5.

(b)                                 Applicability.  This Section 5 shall apply only to those Covered Employees selected by the Committee to receive Qualified Performance-Based Awards.  The designation of a Covered Employee as a Participant for a particular Performance Period shall not require designation of such Covered Employee as a Participant in any subsequent Performance Period and designation of one Covered Employee as a Participant shall not require designation of any other Covered Employees as a Participant in such Performance Period or in any other Performance Period.

(c)                                  Procedures with Respect to Qualified Performance-Based Awards.  To the extent necessary to comply with the Qualified Performance-Based Award requirements of Code section 162(m)(4)(C), with respect to any Award that may be granted to one or more Covered Employees, no later than 90 days following the commencement of any fiscal year in question or any other designated fiscal period or period of service (or such other time as may be required or permitted by Code section 162(m)), the Committee shall, in writing, (a) designate one or more Covered Employees, (b) select the Performance Criteria applicable to the Performance Period, (c) establish the Performance Goals, and amounts of such Awards, as applicable, which may be earned for such Performance Period, and (d) specify the relationship between Performance Criteria and the Performance Goals and the amounts of such Qualified Performance-Based Awards, as applicable, to be earned by each Covered Employee for such Performance Period.  Following the completion of each Performance Period, the Committee shall certify in writing whether the applicable Performance Goals have been achieved for such Performance Period.  No Award or portion thereof that is subject to the satisfaction of any condition shall be considered to be earned or vested until the Committee certifies in writing that the conditions to which the distribution, earning or vesting of such Award is subject have been achieved.  After the end of the 90-day period or such shorter period as may be required by Code section 162(m), the Committee may not increase the amount of a Qualified Performance-Based Award that would otherwise be payable upon satisfaction of the conditions but may reduce or eliminate the payments as provided for in the Award Agreement.

(d)                                 Additional Limitations.  Notwithstanding any other provision of the Plan, any Award granted to a Covered Employee that is intended to constitute a Qualified Performance-Based Award shall be subject to any additional limitations set forth in Code section 162(m) or any regulations or rulings issued thereunder that are requirements for qualification as qualified performance-based compensation as described in Code section 162(m)(4)(C), and the Plan shall be deemed amended to the extent necessary to conform to such requirements.

(e)                                  Effect on Other Plans and Arrangements.  Nothing contained in the Plan will be deemed in any way to limit or restrict the Committee from making any award or payment to any person under any other plan, arrangement or understanding, whether now existing or hereafter in effect.

6.                                      RIGHTS OF PARTICIPANTS

Nothing contained in this Plan or in any Award Agreement confers on any person any right to continue in the employ or service of the Company or an Affiliate or interferes in any way with the right of the Company or an Affiliate to terminate a Participant’s services.

7.                                      DESIGNATION OF BENEFICIARY

A Participant may, with the consent of the Committee (which shall not be unreasonably withheld), designate a beneficiary or beneficiaries to receive, in the event of death, any Award to which the Participant would then be entitled.  Such designation will be made upon forms supplied by and delivered to the Company and may be revoked in writing.  If a Participant fails to designate a beneficiary, or if no designated beneficiary survives the Participant, then the Participant’s estate will be deemed to be the beneficiary.

8.                                      TRANSFERABILITY OF AWARDS

Except as expressly authorized by the Committee, during a Participant’s lifetime, his Awards shall be payable only to the Participant.  Awards shall not be assignable or transferable other than by will or the laws of descent and distribution or, subject to the consent of the Committee, pursuant to a domestic relations order entered into by a court of competent jurisdiction; no Awards shall be subject, in whole or in part, to attachment, execution, or levy of any kind; and any purported assignment or transfer in violation of this Section 8 shall be null and void.

9.                                      TAX WITHHOLDING

All payments under the Plan will be subject to reduction for applicable tax and other legally required withholdings.

10.                               CLAWBACK/RECOVERY

All Awards granted under the Plan are subject to forfeiture, termination and rescission, and a Participant will be obligated to return to the Company payments received with respect to Awards, to the extent provided by the Committee in connection with: (i) a breach by the Participant of an Award Agreement or the Plan; or (ii) an overpayment to the Participant of incentive compensation due to inaccurate financial data.  Without limiting the generally of the foregoing, all payments under the Plan will be subject to recoupment in accordance with any clawback policy that the Company is specifically required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise specifically required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law.

11.                               AMENDMENT OF THE PLAN AND AWARDS

The Board of Directors may at any time, and from time to time, modify or amend the Plan in any respect, prospectively or retroactively, and the Committee may at any time, and from time to time, modify or amend an Award or Award Agreement in any respect, prospectively or retroactively; provided that no such action will, without the consent of a Participant, adversely affect a Participant’s rights under an outstanding Award and no amendment for which Code section 162(m) would require shareholder approval in order to preserve the eligibility of such Qualified Performance-Based Awards as exempt performance-based compensation shall be effective unless approved by the shareholders of the Company in a manner consistent with the requirements of Code section 162(m).

12.                               RIGHT OF OFFSET

The Company will have the right to offset against its obligation under any Award Agreement any outstanding amounts (including, without limitation, documented travel and entertainment or advance account balances, loans, repayment obligations under any Awards, or amounts repayable to the Company pursuant to tax equalization, housing, automobile or other employee programs) that the Participant then owes to the Company on a past due basis, and any amounts the Committee otherwise deems appropriate pursuant to any tax equalization policy or agreement; provided, however, that no such offset shall be permitted if it would constitute an “acceleration” of a payment hereunder within the meaning of Code section 409A.  This right of offset shall not be an exclusive remedy and the Company’s election not to exercise the right of offset with respect to any amount payable to a Participant shall not constitute a waiver of this right of offset with respect to any other amount payable to the Participant or any other remedy.

13.                               ELECTRONIC DELIVERY AND SIGNATURES

(a)                                 Any reference in an Award Agreement or the Plan to a written document includes without limitation any document delivered electronically or posted on the Company’s or an Affiliate’s intranet or other shared electronic medium controlled by the Company or an Affiliate.

(b)                                 The Committee and any Participant may use facsimile and PDF signatures in signing any Award or Award Agreement or in any other written document in the Plan’s administration.  The Committee and each Participant are bound by facsimile and PDF signatures, and acknowledge that the other party relies on facsimile and PDF signatures.

14.                               EFFECTIVE DATE OF PLAN

The Plan shall be effective March 30, 2015, subject to approval by the shareholders of the Company at their 2015 annual meeting.

15.                               TERMINATION OF THE PLAN

The right to grant Awards under the Plan will terminate with the first meeting of the shareholders of the Company that occurs in 2020.  The Board of Directors has the right to suspend or terminate the Plan at any time, provided that no such action will, without the consent of a Participant, adversely affect a Participant’s rights under an outstanding Award.

16.                               APPLICABLE LAW

The Plan will be administered in accordance with the laws of the state of Delaware and applicable federal law.

17.                               DEFERRAL

The Committee may allow amounts payable in respect of Awards to be deferred and paid in accordance with a deferred compensation plan adopted by the Company in accordance with Code section 409A and the terms and conditions of any such deferred compensation plan.

18.                               COMPLIANCE WITH CODE SECTION 409A

It is the intention of the Company that each Award shall either qualify for exemption from Code section 409A or comply with the requirements of Code section 409A and the terms and conditions of all Awards shall be interpreted accordingly to avoid the imposition of any additional tax under Code section 409A. In the event that any provision of the Plan or an Award Agreement is determined by the Committee to not comply with the applicable requirements of Code section 409A, the Committee shall have the authority to take such actions and to make such interpretations or changes to the Plan or an Award Agreement as the Committee deems necessary to comply with such requirements, provided that the Committee shall act in a manner that is intended to preserve the economic value of the Award to the Participant. In no event whatsoever shall the Company be liable for any additional tax, interest, or penalties that may be imposed on any Participant by Code section 409A or any damages for failing to comply with Code section 409A.

19.                               NO GUARANTEE OF TAX TREATMENT

Notwithstanding anything herein to the contrary, a Participant shall be solely responsible for the taxes relating to the grant or vesting of, or payment pursuant to, any Award, and none of the Company, the Board of Directors or the Committee (or any of their respective members, officers or employees) guarantees any particular tax treatment with respect to any Award.